EXHIBIT 99.1

Sportsman's Warehouse Holdings, Inc. Announces Fourth Quarter and Full Year 2017 Financial Results

MIDVALE, Utah, March 28, 2018 (GLOBE NEWSWIRE) -- Sportsman's Warehouse Holdings, Inc. ("Sportsman's" or the “Company”) (Nasdaq:SPWH) today announced financial results for the fourteen and fifty-three weeks ended February 3, 2018.

Jon Barker, Chief Executive Officer, stated, “In 2017, despite a difficult backdrop and a heightened promotional environment in the second half, we successfully completed our 12 planned new store openings, generated important learnings that are informing our omni-channel strategy, delivered an over 80% increase in website driven sales year-over-year, increased customer engagement with our growing loyalty member base and targeted marketing efforts, generated free cash flow, and reduced debt by $2.3 million.  We finished the year with fourth quarter topline sales growth of 9.8% which was in-line with our expectations while our bottom line results were impacted by an elevated promotional backdrop and a tax-reform driven investment in our associates.”

Mr. Barker added, “Looking ahead, our 2018 priorities are focused on our omni-channel strategy encompassing both store growth and e-commerce platform enhancements, customer acquisition and engagement, and merchandising. We will continue to operate with great discipline and look forward to strengthening our competitive position in 2018 as our extensive offering of brand name products, everyday low pricing strategy and knowledgeable customer service, combined with our focused market specific localization strategy continue to resonate with our loyal customers.”

The Company’s fiscal year 2017 ended on February 3, 2018, resulting in an extra week of operations in the fourth quarter of fiscal 2017 ("53rd week") as compared to the fourth quarter of fiscal 2016. The 53rd week contributed approximately $10.6 million in sales. There was no impact to same store sales, which are presented on a 52 week comparative basis.

Also, starting with this fiscal quarter and going forward, the Company will be including e-commerce in same store sales. The Company has historically excluded e-commerce from same store sales. For purposes of this earnings release, the Company is providing same store sales both including and excluding e-commerce for the fourth quarter and full year 2017.

For the fourteen weeks ended February 3, 2018:

  Net sales increased by 9.8% to $243.2 million from $221.4 million in the fourth quarter of fiscal year 2016. Same store sales decreased by 4.5%, or 5.2% excluding e-commerce, over the same period.

  Income from operations was $16.6 million compared to $21.1 million in the fourth quarter of fiscal year 2016. Adjusted income from operations, which excludes the write-off of an IT related asset was $17.1 million, compared to adjusted income from operations of $21.1 million for the fourth quarter of fiscal year 2016 (see “GAAP and Non-GAAP Measures).

  The Company opened one new store in the fourth quarter of fiscal 2017 and ended the quarter with 87 stores in 22 states, or square footage growth of 11.3% from the end of the fourth quarter of fiscal year 2016.

  Interest expense increased to $3.7 million from $3.3 million in the fourth quarter of fiscal year 2016.

  Net income was $5.9 million compared to $10.5 million in the fourth quarter of fiscal year 2016. Adjusted net income, which excludes the write-off of an IT related asset and the impact of the Tax Cuts and Jobs Act (“US Tax Reform”) was $8.4 million compared to adjusted net income of $10.5 million for the fourth quarter of fiscal year 2016 (see “GAAP and Non-GAAP Measures”).

  Diluted earnings per share were $0.14 compared to $0.25 in the fourth quarter of fiscal year 2016. Adjusted diluted earnings per share were $0.20 compared to $0.25 in the fourth quarter of fiscal year 2016 (see “GAAP and Non-GAAP Measures”).

  Adjusted EBITDA was $23.0 million compared to $26.4 million in the fourth quarter of fiscal year 2016 (see "GAAP and Non-GAAP Measures").

For the fifty-three weeks ended February 3, 2018:

  Net sales increased by 3.8% to $809.7 million from $780.0 million in fiscal year 2016. Same store sales decreased by 6.5%, or 6.9% excluding e-commerce, over the same period.

  Income from operations was $46.6 million compared to $60.7 million in fiscal year 2016. Adjusted income from operations, which excludes professional and other fees incurred in connection with the evaluation of a strategic acquisition and the write-off of an IT related asset was $48.8 million, compared to adjusted income from operations of $60.8 million for fiscal year 2016, which excludes secondary offering expenses (see “GAAP and Non-GAAP Measures).

  The Company opened twelve new stores in fiscal year 2017 or square footage growth of 11.3% from fiscal year 2016.

  Interest expense increased to $13.7 million in fiscal year 2017 compared to $13.4 million in fiscal year 2016.

  Net income was $17.7 million compared to $29.7 million in fiscal year 2016. Adjusted net income, which excludes professional and other fees incurred in connection with the evaluation of a strategic acquisition, the write-off of an IT related asset, and the impacts of US Tax Reform, was $21.3 million compared to adjusted net income, which excludes secondary offering expenses and prior-year tax credits, of $29.2 million for fiscal year 2016 (see “GAAP and Non-GAAP Measures”).

  Diluted earnings per share were $0.42 compared to $0.70 in fiscal year 2016. Adjusted diluted earnings per share were $0.50 compared to $0.69 in fiscal year 2016. (See “GAAP and Non-GAAP Measures”).

  Adjusted EBITDA was $72.8 million compared to $82.3 million in fiscal year 2016 (see "GAAP and Non-GAAP Measures").

Balance sheet highlights as of February 3, 2018:

  Total debt: $193.3 million consisting of $60.0 million outstanding under the Company’s revolving credit facility and $133.3 million outstanding under the term loan, net of unamortized discount and debt issuance costs.
  Total liquidity (cash plus $66.9 million of availability on revolving credit facility): $68.7 million

First Quarter and Fiscal Year 2018 Outlook:

For the first quarter of fiscal year 2018, net sales are expected to be in the range of $173.0 million to $180.0 million based on a same store sales increase in the range of 2.0% to 6.0% compared to the corresponding period of fiscal year 2017. Adjusted net income is expected to be in the range of ($3.6) million to ($4.6) million with adjusted diluted earnings per share of ($0.08) to ($0.11) on a weighted average of approximately 42.8 million estimated common shares outstanding, when adjusted for the one-time expense incurred in connection with the announcement of the retirement of the Company’s former Chief Executive Officer, John Schaefer, in the first quarter of fiscal 2018 (see “GAAP and Non-GAAP Measures”).

For fiscal year 2018, net sales are expected to be in the range of $830 million to $860.0 million based on same store sales in the range of (1.0%) to 2.0% compared to fiscal year 2017. Adjusted net income is expected to be in the range of $22.2 million to $27.3 million with adjusted earnings per diluted share of $0.52 to $0.64 on a weighted average of approximately 43.0 million estimated common shares outstanding, when adjusted for the one-time expense incurred in connection with the announcement of the retirement of the Company’s former Chief Executive Officer, John Schaefer, in the first quarter of fiscal 2018 (see “GAAP and Non-GAAP Measures”).

Conference Call Information:

A conference call to discuss fourth quarter and fiscal 2017 financial results is scheduled for today, March 28, 2018, at 4:30 PM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmanswarehouse.com.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted income from operations, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA. We defined adjusted income from operations and adjusted net income as income from operations and net income, respectively, in each case, plus professional and other fees incurred in connection with the evaluation of a strategic acquisition, secondary offering expenses, an asset write-off, impact of the Tax Cuts and Jobs Act, and prior year tax credits, as applicable.  Adjusted diluted earnings per share is diluted earnings per share excluding the impact of professional and other fees incurred in connection with the evaluation of a strategic acquisition, secondary offering expenses and prior year tax credits. We define Adjusted EBITDA as net income plus interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, pre-opening expenses, secondary offering expenses, professional fees, as asset write-off, impact of the Tax Cuts and Jobs Act, and other gains, losses and expenses that we do not believe are indicative of our ongoing expenses. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted income per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements in this release include, but are not limited to, statements regarding our competitive position and our outlook for the fourth quarter and full fiscal year 2018.  Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", “opportunity”, "plan", "future", “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the Company’s retail-based business model, general economic conditions and consumer spending, the Company’s concentration of stores in the Western United States, competition in the outdoor activities and sporting goods market, changes in consumer demands, the Company’s expansion into new markets and planned growth, current and future government regulations,  risks related to the Company’s continued retention of its key management, the Company’s distribution center, quality or safety concerns about the Company’s merchandise, events that may affect the Company’s vendors, trade restrictions, and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended January 28, 2017 which was filed with the SEC on March 24, 2017 and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman's Warehouse is a high-growth outdoor sporting goods retailer focused on meeting the everyday needs of the seasoned outdoor veteran, the first-time participant and every enthusiast in between. Our mission is to provide a one-stop shopping experience that equips our customers with the right quality, brand name hunting, shooting, fishing and camping gear to maximize their enjoyment of the outdoors.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmanswarehouse.com.

Investor Contact:
ICR, Inc.
Rachel Schacter
(203) 682-8200
investors@sportsmanswarehouse.com

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Consolidated Statements of Income (Unaudited)
(in thousands, except share and per share data)

	For the Fourteen/Thirteen Weeks Ended				For the Fifty-three/Fifty-two Weeks Ended

	February 3, 2018	% of net sales	January 28, 2017	% of net sales	February 3, 2018	% of net sales	January 28, 2017	% of net sales

Net sales	$243,165	100.0%	$221,376	100.0%	$809,671	100.0%	$779,956	100.0%
Cost of goods sold	163,501	67.2%	147,068	66.4%	535,811	66.2%	516,726	66.3%
Gross profit	79,664	32.8%	74,308	33.6%	273,860	33.8%	263,230	33.7%

Operating expenses:
Selling, general and administrative expenses	63,083	25.9%	53,194	24.0%	227,292	28.1%	202,543	26.0%
Income from operations	16,581	6.9%	21,114	9.6%	46,568	5.7%	60,687	7.7%
Interest expense	(3,658)	(1.5%)	(3,271)	(1.5%)	(13,738)	(1.7%)	(13,402)	(1.7%)
Income before income tax expense	12,923	5.4%	17,843	8.1%	32,830	4.0%	47,285	6.0%
Income tax expense	(7,035)	(2.9%)	(7,303)	(3.3%)	(15,088)	(1.9%)	(17,616)	(2.3%)
Net income	$5,888	2.5%	$10,540	4.8%	$17,742	2.1%	$29,669	3.7%

Earnings per share
Basic	$0.14		$0.25		$0.42		$0.70
Diluted	$0.14		$0.25		$0.42		$0.70

Weighted average shares outstanding
Basic	42,592		42,253		42,496		42,187
Diluted	42,699		42,557		42,522		42,485

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

Assets
	February 3, 2018	January 28, 2017
Current assets:
Cash and cash equivalents	$1,769	$1,911
Accounts receivable, net	319	411
Merchandise inventories	270,594	246,289
Prepaid expenses and other	8,073	7,313
Total current assets	280,755	255,924
Property and equipment, net	94,035	83,109
Deferred income taxes	4,595	5,097
Definite lived intangible assets, net	276	2,118
Total assets	$379,661	$346,248

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,788	$31,549
Accrued expenses	50,602	49,586
Income taxes payable	2,586	979
Revolving line of credit	59,992	60,972
Current portion of long-term debt, net of discount and debt issuance costs	990	983
Current portion of deferred rent	4,593	3,150
Total current liabilities	155,551	147,219

Long-term liabilities:
Long-term debt, net of discount, debt issuance costs, and current portion	132,349	133,721
Deferred rent credit, net of current portion	41,963	35,307
Total long-term liabilities	174,312	169,028
Total liabilities	329,863	316,247

Stockholders’ equity:
Common stock	426	422
Additional paid-in capital	82,197	80,146
Accumulated deficit	(32,825)	(50,567)
Total stockholders’ equity	49,798	30,001
Total liabilities and stockholders' equity	$379,661	$346,248

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	February 3, 2018	January 28, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$17,742	$29,669
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	15,864	12,169
(Gain) on asset disposition	516	-
Amortization of discount on debt and deferred financing fees	708	1,122
Amortization of Intangible	1,842	1,805
Change in deferred rent	8,098	6,307
Deferred taxes	502	167
Excess tax benefits from stock-based compensation arrangements	-	(449)
Stock based compensation	2,294	3,186
Change in assets and liabilities:
Accounts receivable, net	92	58
Merchandise inventory	(24,305)	(28,495)
Prepaid expenses and other	(681)	(1,064)
Accounts payable	7,536	(15,530)
Accrued expenses	(1,040)	6,888
Income taxes	1,607	(351)
Net cash provided by operating activities	30,775	15,482

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(41,172)	(39,417)
Proceeds from sale of property and equipment	14	-
Proceeds from sale-leaseback transactions	9,022	11,923
Net cash used in investing activities	(32,136)	(27,494)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on line of credit	(980)	35,709
Increase in book overdraft	4,589	(1,827)
Payments of deferred financing fees	(551)	-
Payment of withholdings on restricted stock units	(635)	(1,228)
Principal payments on long-term debt	(1,600)	(21,273)
Issuance of common stock per employee stock purchase plan	396	433
Net cash provided by financing activities	1,219	11,814

Net change in cash and cash equivalents	(142)	(198)
Cash and cash equivalents at beginning of year	1,911	2,109
Cash and cash equivalents at end of period	$1,769	$1,911

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of GAAP income from operations to adjusted income from operations:

	For the Fourteen/Thirteen Weeks Ended		For the Fifty Three/Fifty Two-Weeks Ended

	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Income from operations	$16,581	$21,114	$46,568	$60,687
Secondary offering expenses (1)	-	-	-	143
Professional fees (2)	-	-	1,744	-
Asset Write-off (3)	516	-	516	-
Adjusted income from operations	$17,097	$21,114	$48,828	$60,830

Reconciliation of GAAP net income and GAAP diluted weighted average shares outstanding to adjusted net income and adjusted weighted average shares outstanding:

Numerator:
Net income	$5,888	$10,540	$17,742	$29,669
Secondary offering expenses (1)	-	-	-	143
Prior year tax credits (4)	-	-	-	(602)
Professional fees (2)	-	-	1,744	-
Asset Write-Off (3)	516	-	516	-
Impact of Tax Reform (5)	2,153	-	2,153	-
Less tax benefit	(194)	-	(850)	-
Adjusted net income	$8,363	$10,540	$21,305	$29,210

Denominator:
Diluted weighted average shares outstanding	42,699	42,557	42,522	42,485

Reconciliation of earnings per share:
Dilutive earnings per share	$0.14	$0.25	$0.42	$0.70
Impact of adjustments to numerator and denominator	0.06	-	0.08	(0.01)
Adjusted diluted earnings per share	$0.20	$0.25	$0.50	$0.69

Reconciliation of net income to adjusted EBITDA:
Net income	$5,888	$10,540	$17,742	$29,669
Interest expense	3,658	3,271	13,738	13,402
Income tax expense	7,035	7,303	15,088	17,616
Depreciation and amortization	4,800	3,812	17,707	13,974
Stock-based compensation expense (6)	854	685	2,294	3,186
Pre-opening expenses (7)	279	755	3,970	4,264
Secondary offering expenses (1)	-	-	-	143
Professional fees (2)	-	-	1,744	-
Asset Write-off (3)	516	-	516	-
Adjusted EBITDA	$23,030	$26,366	$72,799	$82,254

(1) Expenses paid by us in connection with a secondary offering of our common stock by affiliates of Seidler Equity Partners III, L.P.
(2) Professional and other fees incurred in connection with the evaluation of a strategic acquisition.
(3) Write-off of IT related asset not yet placed in-service and deemed to be abandoned
(4) Tax credits recognized in the year that were not previously taken in prior years.
Incentive Plan and Employee Stock Purchase Plan.
(5) Impact of the Tax Cuts and Jobs Act passed on December 22, 2017.
(6) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our 2013 Performance
(7) Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a location.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of first quarter and 2018 full year guidance:

	Estimated Q1 '18		Estimated FY '18

	Low	High	Low	High

Numerator:
Net income	$(6,800)	$(5,800)	$19,910	$25,100
Severance (1)	2,235	2,235	2,235	2,235
Adjusted net income	$(4,565)	$(3,565)	$22,145	$27,335

Denominator:
Diluted weighted average shares outstanding	42,800	42,800	43,000	43,000

Reconciliation of earnings per share:
Diluted earnings per share	$(0.11)	$(0.08)	$0.46	$0.58
Impact of adjustments to numerator and denominator	-	-	0.05	0.05
Adjusted diluted earnings per share	$(0.11)	$(0.08)	$0.52	$0.64

(1) One-time severance expense incurred in connection with retirement of former CEO